Exhibit 5.1
[Letterhead of Jones Day]
September  , 2007
Stewart & Stevenson LLC
1000 Louisiana Street
Suite 5900
Houston, TX 77002
     Re: Public Offering of up to                 Shares of Common Stock
           of Stewart & Stevenson Inc.
Ladies and Gentlemen:
     We are acting as counsel for Stewart & Stevenson LLC, a Delaware limited liability company (the “Company”), which will, prior to the consummation of the offering described below, be converted pursuant to Delaware law into a Delaware corporation and renamed Stewart & Stevenson Inc., in connection with the public offering and sale of up to shares of Common Stock, $0.01 par value per share (the “Common Stock”) by the Company pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into between the Company and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several Underwriters to be named in Schedule A thereto and of up to shares of Common Stock (together with the shares of Common Stock to be sold by the Company, the “Shares”) by the Selling Shareholders named in the Underwriting Agreement.
     In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary.
     Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the issuance, offer and sale of the Shares, when issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement No. 333-138952 on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the offer and sale of the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,